UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 1, 2009

TIENS BIOTECH GROUP (USA), INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32477	75-2926439
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification Number)

No. 6, Yuanquan Road, Wuqing New-Tech Industrial Park, Tianjin, China 301700

(Address of principal executive offices)

Registrant's telephone number, including area code:（86）22-8213-7658

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting materials pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 1, 2009, Tiens Biotech Group (USA), Inc. (the “Company”) received notification from Zheng Wan that effective immediately, he resigned from his positions as Chief Financial Officer and Director of the Company.  There were no disagreements between Mr. Wan and the Company on any matter relating to the Company’s operations, policies or practices, which resulted in his resignation.

Effective as of June 1, 2009, the Board of Directors of the Company appointed Manbo He as Chief Financial Officer of the Company and Director to fill the vacancy on the Board of Directors created by the resignation of Zheng Wan.

Prior to his appointment to Chief Financial Officer of the Company, Mr. He, age 40, served as Advisor to Holley Group Co. Ltd. from October 2008 to June 2009 and as Chief Operating Officer of Holley Group Co. Ltd. from April 2006 to October 2008.  Mr. He served as Vice President of Calston Investment Co., Ltd. from February 2003 to April 2006.  Mr. He received his Bachelor of Business Administration from Beijing Institute of Business and a Master of Business Administration from Thunderbird School of Global Management.

Mr. He has entered an employment contract, dated June 1, 2009, with the Company’s subsidiary, Tianjin Tianshi Biological Development Co. Ltd.  The contract provides for an annual salary of $40,000 and continues through April 2014.  Under the employment contract, Mr. He will receive vacation time and social insurance in accordance with Chinese laws and regulations.  The employment agreement can be renewed or terminated in accordance with Chinese labor contract law.

Item 9.01.    Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Description
10.1	Labor Contract dated June 1, 2009 between Tianjin Tianshi Biological Development Co., Ltd. and Manbo He.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIENS BIOTECH GROUP (USA), INC.

Date: June 4, 2009	By:	/s/ Jinyuan Li
Name: Jinyuan Li
Title: Chief Executive Officer and President

EXHIBIT INDEX

Exhibit No.	Description
10.1	Labor Contract dated June 1, 2009 between Tianjin Tianshi Biological Development Co., Ltd. and Manbo He.